UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 25, 2007

SUBURBAN PROPANE PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2007, Suburban Propane Partners, L.P. (the “Partnership”) announced that Robert M. Plante, its Vice President and Chief Financial Officer, will retire from those positions effective September 29, 2007, the end of its current fiscal year. Mr. Plante has served in various capacities with the Partnership or its predecessors since 1977, becoming a Vice President in October 1999 and Chief Financial Officer in November 2003.

Simultaneously, the Partnership announced that Michael A. Stivala, its current Controller and Chief Accounting Officer, will be promoted to Chief Financial Officer, effective upon Mr. Plante’s retirement from that position.  Mr. Stivala will continue as the Partnership’s Chief Accounting Officer.  Mr. Stivala joined the Partnership in December 2001 as Controller and was named Chief Accounting Officer in May 2005.  He has worked closely with Mr. Plante throughout his tenure.  Mr. Stivala is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, and prior to joining the Partnership he held several positions with the international accounting firm PricewaterhouseCoopers LLP, most recently Senior Manager in the Assurance practice.  Reference is hereby made to Item 10 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for additional information about Mr. Stivala’s experience and background.

There are no transactions, since the beginning of the Partnership's last fiscal year (September 25, 2005), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Stivala, or any of his immediate family members, had or will have a direct or indirect material interest, other than the compensation and benefits to be paid to Mr. Stivala in connection with his employment by the Partnership. Although no action has yet been taken with respect to the determination of Mr. Stivala’s compensation by the Partnership after his promotion to Chief Financial Officer, the Partnership anticipates that the Compensation Committee of its Board of Supervisors will hereafter increase Mr. Stivala’s salary from its current level, and may grant Mr. Stivala additional awards under the Partnership’s Restricted Unit Plan, in connection with such promotion.

For the remainder of the current fiscal year, Messrs. Plante and Stivala will work closely together to ensure a smooth transition of Chief Financial Officer responsibilities.

A copy of the Partnership’s Press Release, dated April 26, 2007, announcing Mr. Plante’s retirement and Mr. Stivala’s promotion, has been furnished as Exhibit 99.1 to this Current Report.

Following his retirement as Chief Financial Officer, Mr. Plante will remain an employee of the Partnership, with a salary of $1,000/month, for a period not to exceed twenty-four (24) months (“Post Retirement Period”).  Mr. Plante’s employment during the Post Retirement Period will not entitle him to earn a bonus under the Partnership’s Incentive Compensation Plan for the 2008 or 2009 fiscal years nor to receive new awards under the Partnership’s Long Term Incentive and 2000 Restricted Unit Plans.  During the Post Retirement Period, the Partnership will allow Mr. Plante to continue to use the automobile provided to him by the Partnership while he was Chief Financial Officer.  As an employee of the Partnership, Mr. Plante will continue to be eligible to participate in the Partnership’s health, disability and basic life insurance plans and 401(k) plan during the Post Retirement Period in accordance with the terms and conditions for such participation applicable to all Partnership employees.

During the Post Retirement Period, Mr. Plante will be eligible to receive, as a continuing employee of the Partnership, any payments under the Partnership’s Incentive Compensation Plan (up to a maximum of $280,500) and Long Term Incentive Plans (the amounts thereof cannot be calculated at this time) to which he would then be entitled as a result of his service as Chief Financial Officer during the 2007 fiscal year (and earlier fiscal years).  In addition, pursuant to the terms of the Partnership’s 2000 Restricted Unit Plan, as a continuing employee of the Partnership, any restricted units granted to Mr. Plante prior to the effective date of his retirement as Chief Financial Officer (currently 2,753 restricted units) will remain outstanding and continue to vest during the Post Retirement Period in accordance with the time schedule therefor set forth in that plan.  When Mr. Plante ceases to be an employee of the Partnership, all then unvested restricted units will immediately vest and be delivered to Mr. Plante, pursuant to the provisions of the 2000 Restricted Unit Plan.

The Compensation Committee of the Partnership’s Board of Supervisors has the right, under the terms of the Partnership’s various incentive and benefit plans, in the Committee’s sole discretion, to accelerate the vesting of any restricted units then owned by Mr. Plante or to increase the payments to Mr. Plante under other plans.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits.

99.1

Press Release of Suburban Propane Partners, L.P. dated April 26, 2007 announcing the retirement of Robert M. Plante and the promotion of Michael A. Stivala.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:       /s/  PAUL ABEL

Name:

Paul Abel

Title:

General Counsel & Secretary

Date: April 26, 2007

EXHIBITS

99.1

Press Release of Suburban Propane Partners, L.P. dated April 26, 2007 announcing the retirement of Robert M. Plante and the promotion of Michael A. Stivala.